Exhibit 99.1

KONTOOR BRANDS REPORTS SECOND QUARTER 2022 RESULTS;
UPDATES OUTLOOK FOR FULL YEAR 2022

•Q2'22 revenue of $614 million increased 25 percent on a reported basis and 27 percent in constant currency compared to Q2'21, and compared to guidance of $640 million to $650 million
•Compared to H1'19, Wrangler and Lee U.S. revenues in H1'22 increased 19 percent and 14 percent, respectively
•Q2'22 GAAP EPS of $1.09 compared to Q2'21 GAAP EPS of $0.40, Q2'21 adjusted EPS of $0.70, and guidance of $1.05 to $1.15
•2022 revenue is now expected to increase 6 percent compared to 2021 and prior guidance of increasing approximately 10 percent
•2022 adjusted EPS is now expected to be in the range of $4.40 to $4.50, increasing 3 percent to 5 percent compared to 2021 adjusted EPS, and compared to prior guidance of $4.75 to $4.85
•The updated outlook excludes an estimated EPS charge of $0.25 for restructuring associated with actions to enhance growth by accelerating the transformation of the Company's global operating model, including the relocation of its European headquarters

GREENSBORO, N.C. - August 4, 2022 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its second quarter ended July 2, 2022.

“In a highly dynamic macroeconomic environment, supply chain challenges and inflationary pressures accelerated during the quarter. While these factors tempered our top line a bit sooner than expected, we were still able to deliver strong 27 percent revenue growth and 57 percent adjusted earnings growth, on a constant currency basis, in line with our EPS guidance. I am proud of our teams’ agility to navigate rapid changes, outperform on a relative basis in our largest market, and deliver on our second quarter profitability goals.” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands.

“Looking forward, we anticipate that macro conditions will remain challenging, particularly as retailer inventories are rebalanced and inflation weighs on overall consumer demand. However, we are confident that our strategies, continued brand momentum and efficient operating model will fuel further competitive separation over time. Kontoor-specific drivers in accelerating diversified growth, when coupled with our proven strong cash generation, should allow us to continue to deliver industry-leading TSR,” added Baxter.

This release refers to “adjusted” amounts from 2021 and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis.

As previously stated, the cutover and transition of the Company’s North American enterprise resource planning (ERP) system caused timing of shipments to benefit first quarter 2021 revenue and profitability, while negatively impacting second quarter 2021 revenue and profitability. In addition, second quarter 2021 revenue in the EMEA region benefited from a shift in the timing of shipments from the third quarter to the second quarter ahead of the Company’s European ERP implementation. These factors primarily impacted first half year-over-year quarterly comparisons but are not expected to impact the full year.

Second Quarter 2022 Income Statement Review

Revenue was $614 million, a 25 percent increase on a reported basis, and 27 percent in constant currency, over the same period in the prior year. Revenue increases were primarily driven by strength in the U.S., in both the Digital and wholesale channels. Strength domestically was somewhat offset by the international business, as COVID lockdowns negatively impacted the China region, while expected Europe declines were primarily due to timing shifts of shipments associated with the ERP implementation in the region last year. Despite international headwinds, reported global own.com revenue increased 8 percent, or 10 percent in constant currency, and digital wholesale increased 43 percent, or 46 percent in constant currency, compared to second quarter 2021.

U.S. revenue was $510 million, increasing 40 percent over last year, driven by strength in both the Wrangler and Lee brands. Gains were driven by growth in wholesale, including new business development wins, and strength in Digital, with U.S. own.com revenue increasing 24 percent and digital wholesale increasing 64 percent compared to the second quarter 2021. Compared to the first half of 2019, Wrangler and Lee U.S. revenues in the first half of 2022 increased 19 percent and 14 percent, respectively.

International revenue was $103 million, an 18 percent decrease over the same period in the prior year on a reported basis and down 11 percent in constant currency. As expected, due to COVID lockdowns in the region, China decreased 50 percent on a reported basis and 49 percent in constant currency compared to the second quarter 2021. Also as expected due primarily to the aforementioned ERP timing shifts, Europe decreased 25 percent on a reported basis and 14 percent in constant currency.

Wrangler brand global revenue was $418 million, a 34 percent increase over the same period in the prior year on a reported basis and was up 36 percent in constant currency. Wrangler U.S. revenue increased 40 percent compared to last year, with broad based strength across channels and categories, including Western, Workwear, Outdoor and Female. Comparisons to second quarter 2021 were positively impacted by timing shifts due to the North American ERP implementation. Wrangler international revenue was flat compared to the second quarter 2021 on a reported basis and increased 8 percent in constant currency.

Lee brand global revenue was $193 million, a 10 percent increase over the same period in the prior year on a reported basis and was up 12 percent in constant currency. Lee U.S. revenue increased 40 percent compared to last year, driven by strength in U.S. wholesale demand and increases in Digital. Comparisons to second quarter 2021 also benefitted from the timing shifts due to the North American ERP implementation. Lee international revenue decreased 27 percent over the second quarter 2021 on a reported basis and 22 percent in constant currency, driven primarily by the aforementioned COVID lockdowns in China and ERP timing shifts in Europe.

Other global revenue was $3 million, a 25 percent decrease compared to the same period in the prior year.

Gross margin decreased 260 basis points to 43.5 percent of revenue, compared to the second quarter 2021. As expected, near-term transitory expenses, which include air freight for expedited shipments to meet demand, contributed 170 basis points of decline. Further, geographic mix impacts, primarily from the COVID lockdowns in China and ERP timing shifts in Europe, contributed 150 basis points of decline. These declines were partially offset by strategic pricing that more than offset inflationary product cost pressures.

Selling, General & Administrative (SG&A) expenses were $178 million on a reported basis, or 29.0 percent of revenue, down 990 basis points compared to the same period in the prior year. SG&A decreased 510 basis points compared to second quarter 2021 adjusted SG&A. Tight control of non-strategic expenses, lower compensation costs and better fixed cost leverage on improving revenue more than offset product development and distribution expenses, while continuing to make strategic investments in higher demand creation, digital and IT investments.

Operating income was $89 million on a reported basis. Operating margin increased 730 basis points to 14.5 percent of revenue. Operating margin increased 250 basis points compared to second quarter 2021 adjusted operating margin, as tight control of non-strategic expenses, fixed cost leverage and benefits of strategic pricing more than offset strategic investments to drive future accelerating revenue growth, higher transitory impacts, product costs and negative impacts of geographic mix.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) was $95 million on a reported basis. EBITDA margin increased 650 basis points to 15.5 percent of revenue. EBITDA margin increased 180 basis points compared to second quarter 2021 adjusted EBITDA margin.

Earnings per share was $1.09 on a reported basis compared to reported EPS of $0.40 and adjusted EPS of $0.70, in the same period in the prior year.

July 2, 2022, Balance Sheet and Liquidity Review

The Company ended the second quarter 2022 with $145 million in cash and cash equivalents, and approximately $0.8 billion in long-term debt.

As of July 2, 2022, the Company had no outstanding borrowings under the Revolving Credit Facility and $488 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.46 per share, payable on September 19, 2022, to shareholders of record at the close of business on September 9, 2022. Consistent with a commitment to return cash to shareholders, the Company repurchased $40 million in common stock during the second quarter. When combined with the strong dividend, the Company returned a total of $114 million to shareholders during the first half of 2022. The Company plans on continuing to use its share repurchase program to offset dilution, while also opportunistically buying shares as capital allocation priorities, excess cash flows and market conditions warrant.

Inventory at the end of the second quarter 2022 was $538 million, up 33 percent compared to the prior-year period and flat with pre-pandemic 2019 levels. Inventory is healthy and well positioned, with increases primarily in core product to support future replenishment business.

Globalization of the Operating Model and EMEA Headquarters Relocation

Upon completion of the ERP foundation and transition to an increasingly growth-oriented organization, management approved plans in July 2022 to accelerate its transformation to a global operating model and relocate the EMEA headquarters to Geneva, Switzerland. As the Company focuses on growth in Horizon 2, these actions are expected to provide greater capital efficiency, improved go-to-market capabilities and access to best-in-class talent. In addition, globalization efforts are anticipated to drive SKU rationalization enhancements, as well as support the Company’s overall strategies for long-term profitable growth. Expenses related to these actions are anticipated to be approximately $18 million in total, or an approximate $0.25 one-time EPS impact during the second half of 2022.

2022 Outlook

In consideration of impacts from retailer inventory rebalancing, the ongoing COVID-19 pandemic, inflation and other macroeconomic factors, the Company is taking a more conservative approach to its assumptions for the balance of the year and updating its 2022 outlook, including the following:

•Revenue is now expected to increase approximately 6 percent compared to 2021, compared to prior guidance of up approximately 10 percent. Revenue in the second half of 2022 is expected to be relatively flat compared to 2021, with the third quarter experiencing greater pressure relative to the fourth quarter, due to COVID lockdowns in China and retailer inventory rebalancing.

•Gross margin is now expected to approximate 43.5 percent compared to adjusted gross margin of 44.6 percent achieved in 2021 and compared with prior guidance that was anticipated to be consistent with 2021. The Company expects higher incremental inflationary pressures on input costs and adverse mix due to COVID lockdowns in China to weigh on gross margin. However, the benefits from continued structural mix shifts to accretive channels such as Digital, ongoing cost saving initiatives and strategic pricing are anticipated to help offset these higher costs. The Company expects gross margin year-over-year headwinds to moderate in the second half, with the third quarter experiencing greater pressure relative to the fourth quarter.

•Adjusted SG&A is now expected to increase at a mid-single digit rate compared to adjusted SG&A in 2021, relatively consistent with revenue growth. Investments will continue to be made in the Company’s brands and capabilities, including demand creation, Digital, and International expansion. Given the uncertainty of macroeconomic conditions, the Company expects tighter expense control on non-strategic and discretionary items, which will help drive strategic investments. Adjusted SG&A excludes one-time restructuring charges related to the globalization of the Company’s operating model and relocation of the European headquarters, which are anticipated to be approximately $18 million for the year.

•Adjusted EPS is expected to be in the range of $4.40 to $4.50, compared to prior guidance of $4.75 to $4.85. Adjusted EPS excludes one-time restructuring charges related to the globalization of the Company’s operating model and relocation of the European headquarters, which are anticipated to be approximately $0.25 per share for the year.

•Capital Expenditures are expected to be in the range of $35 million to $40 million, primarily to support manufacturing, distribution and information technology projects.

•The Company expects an effective tax rate of approximately 20 percent in 2022, which compares to 21 percent in the prior outlook. Interest expense is expected to be in the range of $30 million to $35 million in 2022, compared to approximately $35 million in the prior outlook. Average shares outstanding in 2022 are expected to be approximately 57 million, excluding the impact of additional share repurchases.

Webcast Information

Kontoor Brands will host its second quarter 2022 conference call beginning at 8:30 a.m. Eastern Time today, August 4, 2022. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2021 primarily represent costs associated with the Company’s global ERP implementation and information technology infrastructure build-out. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with the COVID-19 pandemic, which could continue to result in closed factories and stores, reduced workforces, supply chain interruption, and reduced consumer traffic and purchasing; the level of consumer demand for apparel; intense industry competition; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the ability to accurately forecast demand for products; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; reliance on a small number of large customers; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; operational difficulties and additional expenses related to the Company’s design and implementation of its enterprise resource planning software system; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; foreign currency fluctuations; the impact of climate change and related legislative and regulatory responses; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; the Company’s ability to maintain effective internal controls; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; the failure to declare future cash dividends; and fluctuations in the amount and frequency of our share repurchases.

Many of the foregoing risks and uncertainties will continue to be exacerbated by the COVID-19 pandemic and any continued worsening of the global business and economic environment as a result. More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Vice President, Corporate Finance and Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June		%	Six Months Ended June		%
(Dollars in thousands, except per share amounts)	2022	2021	Change	2022	2021	Change
Net revenues	$613,572	$490,765	25%	$1,293,315	$1,142,527	13%
Costs and operating expenses
Cost of goods sold	346,608	264,641	31%	721,730	615,823	17%
Selling, general and administrative expenses	178,219	190,947	(7)%	374,619	398,351	(6)%
Total costs and operating expenses	524,827	455,588	15%	1,096,349	1,014,174	8%
Operating income	88,745	35,177	152%	196,966	128,353	53%
Interest expense	(8,234)	(7,641)	8%	(16,257)	(19,432)	(16)%
Interest income	296	421	(30)%	765	679	13%
Other expense, net	(2,746)	45	6,202%	(2,968)	(397)	648%
Income before income taxes	78,061	28,002	179%	178,506	109,203	63%
Income taxes	16,066	4,365	268%	35,701	21,103	69%
Net income	$61,995	$23,637	162%	$142,805	$88,100	62%
Earnings per common share
Basic	$1.11	$0.41		$2.55	$1.53
Diluted	$1.09	$0.40		$2.49	$1.49
Weighted average shares outstanding
Basic	55,740	57,612		56,031	57,478
Diluted	56,711	59,356		57,315	59,129
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended June 2022 and June 2021 correspond to the 13-week and 26-week fiscal periods ended July 2, 2022 and July 3, 2021, respectively. References to June 2022, December 2021 and June 2021 relate to the balance sheets as of July 2, 2022, January 1, 2022 and July 3, 2021, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 2022	December 2021	June 2021
ASSETS
Current assets
Cash and cash equivalents	$145,296	$185,322	$175,628
Accounts receivable, net	185,157	289,800	215,297
Inventories	537,900	362,957	403,249
Prepaid expenses and other current assets	89,171	72,579	82,127
Total current assets	957,524	910,658	876,301
Property, plant and equipment, net	101,994	105,155	109,487
Operating lease assets	44,271	54,950	63,036
Intangible assets, net	13,740	14,638	15,325
Goodwill	210,164	212,213	212,654
Other assets	215,455	235,410	241,042
TOTAL ASSETS	$1,543,148	$1,533,024	$1,517,845
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$4,848	$249	$918
Current portion of long-term debt	5,000	—	8,750
Accounts payable	281,391	214,204	198,697
Accrued liabilities	153,527	217,164	187,240
Operating lease liabilities, current	20,254	24,195	26,034
Total current liabilities	465,020	455,812	421,639
Operating lease liabilities, noncurrent	25,132	32,993	41,325
Other liabilities	86,839	104,764	118,733
Long-term debt	786,968	791,317	782,262
Commitments and contingencies
Total liabilities	1,363,959	1,384,886	1,363,959
Total equity	179,189	148,138	153,886
TOTAL LIABILITIES AND EQUITY	$1,543,148	$1,533,024	$1,517,845

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June
(In thousands)	2022	2021
OPERATING ACTIVITIES
Net income	$142,805	$88,100
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	18,821	17,749
Stock-based compensation	12,474	20,660
Other	(74,712)	(6,344)
Cash provided by operating activities	99,388	120,165
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(6,995)	(3,320)
Capitalized computer software	(4,493)	(16,993)
Other	(120)	(902)
Cash used by investing activities	(11,608)	(21,215)
FINANCING ACTIVITIES
Repayments of term loans	—	(125,000)
Repurchases of Common Stock	(62,494)	—
Dividends paid	(51,508)	(46,016)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(11,024)	663
Other	4,330	(176)
Cash used by financing activities	(120,696)	(170,529)
Effect of foreign currency rate changes on cash and cash equivalents	(7,110)	(931)
Net change in cash and cash equivalents	(40,026)	(72,510)
Cash and cash equivalents – beginning of period	185,322	248,138
Cash and cash equivalents – end of period	$145,296	$175,628

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended June		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2022	2021
Segment revenues:
Wrangler	$417,944	$311,301	34%	36%
Lee	193,053	176,014	10%	12%
Total reportable segment revenues	610,997	487,315	25%	27%
Other revenues (b)	2,575	3,450	(25)%	(25)%
Total net revenues	$613,572	$490,765	25%	27%
Segment profit:
Wrangler	$75,064	$52,834	42%	42%
Lee	22,904	18,491	24%	26%
Total reportable segment profit	$97,968	$71,325	37%	38%
Corporate and other expenses	(12,017)	(36,983)	(68)%	(67)%
Interest expense	(8,234)	(7,641)	8%	8%
Interest income	296	421	(30)%	(25)%
Profit related to other revenues (b)	48	880	(95)%	(95)%
Income before income taxes	$78,061	$28,002	179%	181%

	Six Months Ended June		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2022	2021
Segment revenues:
Wrangler	$830,367	$710,123	17%	18%
Lee	457,273	426,162	7%	9%
Total reportable segment revenues	1,287,640	1,136,285	13%	15%
Other revenues (b)	5,675	6,242	(9)%	(9)%
Total net revenues	$1,293,315	$1,142,527	13%	14%
Segment profit:
Wrangler	$150,452	$136,817	10%	10%
Lee	75,134	69,614	8%	9%
Total reportable segment profit	$225,586	$206,431	9%	10%
Corporate and other expenses	(31,999)	(78,534)	(59)%	(59)%
Interest expense	(16,257)	(19,432)	(16)%	(16)%
Interest income	765	679	13%	16%
Profit related to other revenues (b)	411	59	597%	597%
Income before income taxes	$178,506	$109,203	63%	64%
(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category in order to reconcile segment revenues and segment profit to the Company's operating results, but the Other category is not considered a reportable segment based on evaluation of aggregation criteria. Other primarily includes other revenue sources, including sales and licensing of Rock & Republic® apparel.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended June 2022
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$417,944	$4,007	$421,951
Lee	193,053	4,603	197,656
Total reportable segment revenues	610,997	8,610	619,607
Other revenues	2,575	13	2,588
Total net revenues	$613,572	$8,623	$622,195
Segment profit:
Wrangler	$75,064	$121	$75,185
Lee	22,904	439	23,343
Total reportable segment profit	$97,968	$560	$98,528
Corporate and other expenses	(12,017)	(43)	(12,060)
Interest expense	(8,234)	(2)	(8,236)
Interest income	296	18	314
Profit related to other revenues	48	(1)	47
Income before income taxes	$78,061	$532	$78,593

	Six Months Ended June 2022
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$830,367	$7,038	$837,405
Lee	457,273	6,891	464,164
Total reportable segment revenues	1,287,640	13,929	1,301,569
Other revenues	5,675	15	5,690
Total net revenues	$1,293,315	$13,944	$1,307,259
Segment profit:
Wrangler	$150,452	$479	$150,931
Lee	75,134	616	75,750
Total reportable segment profit	$225,586	$1,095	$226,681
Corporate and other expenses	(31,999)	(14)	(32,013)
Interest expense	(16,257)	(2)	(16,259)
Interest income	765	24	789
Profit related to other revenues	411	—	411
Income before income taxes	$178,506	$1,103	$179,609
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

Three Months Ended June
(In thousands, except for per share amounts)	2021

Cost of goods sold - as reported under GAAP	$264,641
Restructuring & separation costs (a)	(225)
Adjusted cost of goods sold	$264,416

Selling, general and administrative expenses - as reported under GAAP	$190,947
Restructuring & separation costs (a)	(23,397)
Adjusted selling, general and administrative expenses	$167,550

Interest expense - as reported under GAAP	$(7,641)
Other adjustments (b)	(296)
Adjusted interest expense	$(7,937)

Other income, net - as reported under GAAP	$45
Other adjustments (b)	296
Adjusted other income, net	$341

Diluted earnings per share - as reported under GAAP	$0.40
Restructuring & separation costs (a)	0.30
Adjusted diluted earnings per share	$0.70

Net income - as reported under GAAP	$23,637
Income taxes	4,365
Interest expense	7,641
Interest income	(421)
EBIT	$35,222

Depreciation and amortization - as reported under GAAP	$8,756
Restructuring & separation costs (a)	(904)
Adjusted depreciation and amortization	$7,852

EBITDA	$43,978
Restructuring & separation costs (a)	22,718
Other adjustments (b)	296
Adjusted EBITDA	$66,992
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended June
	2022	2021
(Dollars in thousands, except per share amounts)	GAAP	GAAP	Adjusted

Net revenues	$613,572	$490,765	$490,765

Gross margin	$266,964	$226,124	$226,349
As a percentage of total net revenues	43.5%	46.1%	46.1%

Selling, general and administrative expenses	$178,219	$190,947	$167,550
As a percentage of total net revenues	29.0%	38.9%	34.1%

Operating income	$88,745	$35,177	$58,799
As a percentage of total net revenues	14.5%	7.2%	12.0%
Earnings per share - diluted	$1.09	$0.40	$0.70

Net income	$61,995	$23,637	$41,343
Income taxes	16,066	4,365	10,281
Interest expense	8,234	7,641	7,937
Interest income	(296)	(421)	(421)
EBIT	$85,999	$35,222	$59,140

Depreciation and amortization	$8,959	$8,756	$7,852

EBITDA	$94,958	$43,978	$66,992
As a percentage of total net revenues	15.5%	9.0%	13.7%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended June 2022
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$348,537	$120,197	$2,127	$470,861
Non-U.S. Wholesale	40,457	39,858	374	80,689
Direct-to-Consumer	28,950	32,998	74	62,022
Total	$417,944	$193,053	$2,575	$613,572

Geographic revenues
U.S.	$372,981	$135,057	$2,201	$510,239
International	44,963	57,996	374	103,333
Total	$417,944	$193,053	$2,575	$613,572

	Three Months Ended June 2021
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$245,200	$79,312	$2,434	$326,946
Non-U.S. Wholesale	41,071	55,690	805	97,566
Direct-to-Consumer	25,030	41,012	8	66,050
Other	—	—	203	203
Total	$311,301	$176,014	$3,450	$490,765

Geographic revenues
U.S.	$266,146	$96,179	$2,645	$364,970
International	45,155	79,835	805	125,795
Total	$311,301	$176,014	$3,450	$490,765

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended June
(Dollars in thousands)	2022	2021	2022 to 2021
	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$372,981	$266,146	40%	40%
Lee U.S.	135,057	96,179	40%	40%
Other	2,201	2,645	(17)%	(17)%
Total U.S. revenues	$510,239	$364,970	40%	40%

Wrangler International	$44,963	$45,155	—%	8%
Lee International	57,996	79,835	(27)%	(22)%
Other	374	805	(54)%	(52)%
Total International revenues	$103,333	$125,795	(18)%	(11)%

Global Wrangler	$417,944	$311,301	34%	36%
Global Lee	193,053	176,014	10%	12%
Global Other	2,575	3,450	(25)%	(25)%
Total revenues	$613,572	$490,765	25%	27%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)" for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) During the three months ended June 2021, restructuring and separation costs primarily related to the Company's global ERP system and information technology infrastructure build-out, as well as strategic actions taken by the Company, including adjustments resulting from the Company's decision to exit certain VF Outlet stores and transition our India business to a licensed model. Total restructuring and separation costs resulted in a corresponding tax impact of $5.9 million for the three months ended June 2021.
(b) Other adjustments have been made for the three months ended June 2021 to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense in the calculation of adjusted EBITDA for debt compliance purposes. Management believes these funding fees are not material to evaluating the overall results of the Company and thus has discontinued this adjustment effective in the first quarter of 2022.